EXHIBIT (23)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-43426 on Form S-3D, effective August 10, 2000 and Registration Statement No. 333-254489 on Form S-8, effective March 19, 2021 of Peoples Bancorp of North Carolina, Inc. of our report dated March 12, 2025, with respect to the consolidated financial statements of Peoples Bancorp of North Carolina, Inc. as of and for the year ended December 31, 2024, which report appears in this Annual Report on Form 10-K.

 /s/ Forvis Mazars, LLP

 Charlotte, North Carolina

March 12, 2025